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                                 CODE OF ETHICS

                                       OF

                     THE HERZFELD CARIBBEAN BASIN FUND, INC.
                                        &
                        THOMAS J. HERZFELD ADVISORS, INC.

                                    PREAMBLE

            This Code of Ethics is being adopted in compliance with the requirements of Rule 17j-1 under the Investment Company Act of 1940 (the "Act") and Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act") adopted by the United States Securities and Exchange Commission to effectuate the purposes and objectives of the rules.

            Rule 17j-1 makes it unlawful for certain persons, in connection with purchase or sale by such person of a security held or to be acquired by The Herzfeld Caribbean Basin Fund, Inc. (the "Fund"):

            (1)   To employ a device, scheme or artifice to defraud the Fund;

            (2) To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

            (3) To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund; or

            (4)   To engage in a manipulative practice with respect to the Fund.

            Section 206 of the Advisers Act makes it unlawful for certain persons including Thomas J. Herzfeld Advisors, Inc. (the "Adviser"):

            (1) To employ any device, scheme or artifice to defraud any client or prospective client;

            (2) To engage in any transaction, practice or course of business which operates as a fraud or deceit upon any client or prospective client;

            (3) Acting as principal for his own account, knowingly to sell any security to or purchase any security from a client; or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction, the capacity in which he is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph (3) shall not apply to any transaction with a customer of a broker or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction; or

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            (4) To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

Rule 17j-1 and/or Rule 204A-1 require the Fund and its investment adviser to adopt a written Code of Ethics containing provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and to use reasonable diligence, and institute procedures reasonably necessary to prevent violations of the Code.

                  Set forth below is the Code of Ethics adopted by the Board of Directors of the Fund (the "Fund Board") and by the Adviser in compliance with the Rule. This Code is based upon the principle that the directors and officers of the Fund, and certain affiliated persons of the Fund and Adviser, owe a fiduciary duty to, among others, the shareholders of the Fund to conduct their affairs, including their personal securities transactions, in such manner to avoid (i) serving their own personal interests ahead of shareholders; (ii) taking inappropriate advantage of their position with the Fund; and (iii) any actual or potential conflicts of interest or any abuse of their position of Fund and responsibility.

1.    DEFINITIONS

      (a) "Access Person" means any Advisory Person of the Fund or the Fund's Adviser.

      (b)   "Advisory Person" means

            (i) any director, trustee, officer, general partner or employee of the Fund or its Adviser (or any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchase or sales; and

            (ii) any natural person in a control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security by the Fund.

      (c) A security is "being considered for purchase or sale" or is "being purchased or sold" when a recommendation to purchase or sell the security has been made and communicated to the trading desk, which includes when the Fund has a pending "buy" or "sell" order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

      (d) "Beneficial ownership" shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of, Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security regardless of who is the registered owner. This would include:


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            (i)   securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise regardless of whether the securities are owned individually or jointly;

            (ii) securities held in the name of a member of his or her immediate family (spouse or child) sharing the same household;

            (iii) securities held by a trustee, executor, administrator, custodian or broker;

            (iv) securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

            (v) securities held by a corporation which can be regarded as a personal holding company of a person; and

            (vi) securities recently purchased by a person and awaiting transfer into his or her name.

      (e) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

      (f) "Chief Compliance Officer" means Cecilia Gondor or her successor(s) appointed by the Board, on the one hand, and by the board of directors of the Adviser, on the other hand.

      (g) "Covered Security" means a security, except that it shall not include

            (i)   direct obligations of the Government of the United States;

            (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

            (iii) shares issued by registered, open-end investment companies, including the Fund.

      (h) "Independent Director" means a Director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act.

      (i) "Initial Public Offering" ("IPO") means an offering of securities registered under the Securities Act of 1933 ("Securities Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.


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      (j)   "Investment Personnel" means:

            (i) Any Advisory Person who, in connection with his regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

            (ii) Any natural person who controls the Fund or Adviser and who obtains current information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

      (k) "Limited Offering" means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or
            Section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act.

      (l) "Purchase or Sale of a Covered Security" includes the writing of an option to purchase or sell a Covered Security.

      (m)   "Security Held or to be Acquired" by the Fund means:

            (i)   any Covered Security which, within the most recent fifteen
                  (15) days:

                  (A)   is or has been held by the Fund; or

                  (B) is being or has been considered by the Fund or the Adviser for purchase by the Fund; and

            (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (m)(i) of this section.

      (n) "security" as defined in Section 2(a)(36) of the Act means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into in a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

2.    PROHIBITED TRANSACTIONS

      (a) No Access Person shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1 under the Act, Section 206 of the Adviser Act or Rule 204A-1 under the Advisers Act.


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      (b)   No Access Person shall:

            (i) purchase or sell, directly or indirectly, any security in which he has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

                  (A)   is being considered for purchase or sale by the Fund, or

                  (B)   is being purchased or sold by the Fund;

            (ii) disclose to other persons the securities activities engaged in or contemplated for the various series of the Fund;

            (iii) seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to the Fund because of such person's association with the Fund. For the purposes of this provision, the following gifts from broker-dealers or other persons providing services to the Fund will not be considered to be in violation of this section:

                  (A)   an occasional meal;

                  (B) an occasional ticket to a sporting event, the theater or comparable entertainment;

                  (C) a holiday gift of fruit or other foods, or other comparable gift.

      (c)   No Investment Personnel shall:

            (i) Acquire directly or indirectly any beneficial ownership in any securities in an IPO if such security is being considered for purchase or sale by the Fund or is being purchased or sold by the Fund.

            (ii) Acquire directly or indirectly any beneficial ownership in any securities in a Limited Offering without prior approval of the Chief Compliance Officer or other person designated by the Fund Board. Any person authorized to purchase securities in a Limited Offering shall disclose such investment when they play a part in any subsequent consideration of an investment by the Fund in the issuer. In such circumstances, the Fund's decision to purchase securities of the issuer shall be subject to independent review by the Fund's officers with no personal interest in the issuer.

            (iii) Applicable only to Fund managers identified on Schedule A from time to time, buy or sell a Covered Security within at least seven (7) calendar days before and after any series of the Fund that he or she manages trades in that security. Any profits realized on trades within the proscribed period are required to be disgorged. Schedule A will be amended as necessary by the Fund Board to reflect changes in Adviser personnel.


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            (iv)  Profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades must be disgorged.

            (v) Serve on the board of directors of any publicly traded company without prior authorization of the Chairman and/or President of the Fund. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders.

3.    EXEMPTED TRANSACTIONS

            The prohibitions of Sections 2(b) and 2(c) shall not apply to:

      (a) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

      (b) purchases or sales which are non-volitional on the part of either the Access Person or the Fund;

      (c)   purchases which are part of an automatic dividend reinvestment plan;

      (d) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

      (e) purchases or sales other than those exempted in (a) through (d) of this Section 3 that have been authorized in advance and in writing by the Chief Compliance Officer following a specific determination that the transaction is consistent with the provisions of the Preamble.

4.    COMPLIANCE PROCEDURES

      (a)   Pre-clearance

            With the exception of the Independent Directors, all Access Persons shall receive prior approval from the Chief Compliance Officer or other officer designated by the Fund Board or Adviser's board, as the case may be, before purchasing or selling securities. Any approval is valid only for one day after authorization is received. If an Access Person is unable to effect the securities transaction during such period, he or she must re-obtain approval prior to effecting the securities transaction.

      (b)   Reporting Requirements

            Initial & Annual Reports All Access Persons, except Independent Directors, shall disclose to the Chief Compliance Officer within 10 days of becoming an Access Person, and thereafter on an annual basis as of December 31(i) the name, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership and (ii) the name of any broker, dealer or bank with whom the Access Person maintains a securities account. The initial holdings report shall be made on the form attached as Exhibit A, and the annual holdings report shall be made on the form attached as Exhibit B. The information on the initial holdings and annual reports must be current as of a date no more than 45 days before the date the person becomes an Access Person.


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            Quarterly Reports Every Access Person shall report to the Chief
            Compliance Officer the information described below with respect to transactions in any Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person has no direct or indirect influence or control.

            (i) Each Independent Director need only report a transaction in a Covered Security if such Director, at the time of that transaction, knew, or, in the ordinary course of fulfilling his official duties as a trustee, should have known that during the 15-day period immediately before or after the date of the Director's transaction, such Covered Security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund or Adviser.

            (ii) Reports required to be made under this Paragraph (b) shall be made not later than 30 days after the end of the calendar quarter. Every Access Person shall be required to submit a report for all periods, including those periods in which no securities transactions were effected. A report shall be made on the form attached hereto as Exhibit C or on any other form containing the following information:

                  With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

                  (A) the date of the transaction, the name, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

                  (B) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (C) the price of the Covered Security at which the transaction was effected;

                  (D) the name of the broker, dealer or bank with or through which the transaction was effected; and


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                  (E)   the date that the report is submitted by the Access
                        Person.

                  With respect to any securities account established at a broker, dealer, or bank during the quarter for the direct or indirect benefit of the Access Person:

                  (A) the name of the broker, dealer or bank with whom the Access Person established the account;

                  (B)   the date the account was established; and

                  (C)   the date that the report is submitted by the Access
                        Person.

            Any report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

      (c)   Provision of Brokers' Statements

            With the exception of the Independent Directors, every Access Person shall direct their brokers to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of the confirmation of all personal securities transactions and copies of all periodic statements for all securities accounts.

      (d)   Notification of Reporting Obligations

            The Chief Compliance Officer shall notify each Access Person that he or she is subject to these reporting requirements, and shall deliver a copy of this Code of Ethics to each such person upon request.

      (e)   Certification of Compliance with Code of Ethics

            With the exception of the Independent Directors, every Access Person shall certify in an annual report that:

            (i) they have read and understand the Code of Ethics and recognize that they are subject thereto;

            (ii) they have complied with the requirements of the Code of Ethics; and

            (iii) they have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics.

      (f)   Conflict of Interest

            Every Access Person shall notify the Chief Compliance Officer of any personal conflict of interest relationship which may involve the Fund, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any series of the Fund. Such notification shall occur in the pre-clearance process.


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      (g)   Review of Reports

            The Chief Compliance Officer or her designate immediately shall review all personal holdings reports, submitted by each Access Person, including confirmations of personal securities transactions, to ensure no trading has taken place in violation of Rule 17j-1, Rule 204A-1 or the Code of Ethics. Any violations of the Code of Ethics shall be reported to the Fund Board in accordance with
            Section 5 of the Code. The Chief Compliance Officer shall maintain a list of the personnel responsible for reviewing the transactions and personal holdings reports.

5.    REPORTING OF VIOLATIONS

      (a) All apparent violations of this Code of Ethics shall be promptly reported to the Chief Compliance Officer.

      (b)   The Chief Compliance Officer shall promptly report to the Fund
            Board:

            (i) all apparent violations of this Code of Ethics and the reporting requirements thereunder; and

            (ii) any reported transaction in a Covered Security which was purchased or sold by the Fund within fifteen (15) days before or after the date of the reported transactions.

      (c) When the Chief Compliance Officer finds that a transaction otherwise reportable to the Fund Board under Paragraph (b) of this Section could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1(a), it may, in its discretion, lodge a written memorandum of such finding and the reasons therefor with the reports made pursuant to this Code of Ethics, in lieu of reporting the transaction to the Fund Board.

      (d) The Fund Board, or a committee of directors thereof created by the Fund Board for that purpose, shall consider reports made to the Fund Board hereunder and shall determine whether or not this Code of Ethics has been violated and what sanctions, if any, should be imposed in respect of transactions related to the Fund, and the board of the Adviser shall take such similar action in respect of transactions unrelated to the Fund.

6.    ANNUAL REPORTING TO THE FUND BOARD

      (a) The Chief Compliance Officer and Adviser shall furnish to the Fund Board, and the Fund Board must consider, an annual report relating to this Code of Ethics. Such annual report shall:

            (i) describe any issues arising under the Code of Ethics or procedures during the past year;


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            (ii)  identify any material violations of this Code or procedures, including sanctions imposed in response to such violations during the past year;

            (iii) identify any recommended changes in the existing restrictions or procedures based upon the Fund's experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and

            (iv) certify that the Fund, Adviser and principal underwriter have adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

7.    SANCTIONS

            Upon discovering a violation of this Code, the Fund Board or the board of the Adviser, as the case may be, may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

8.    RETENTION OF RECORDS

            This Code of Ethics, a list of all persons required to make reports hereunder from time to time, a copy of each report made by an Access Person hereunder, a list of all persons responsible for reviewing the reports required hereunder, a record of any decision and the reasons supporting the decision to approve the acquisition by Investment Personnel of securities in a Limited Offering, each memorandum made by the Chief Compliance Officer hereunder and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Fund as required under Rule 17j-1 and by the Adviser as required under Rule 204-2.

9.    ADOPTION AND APPROVAL

            The Fund Board, including a majority of Independent Directors, shall approve this Code of Ethics and any material changes to the Code.

            Before approving this Code or any amendment to this Code, the Fund Board shall have received a certification from the Fund and the Adviser that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Dated: ____________________


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                                   SCHEDULE A

Portfolio Manager

Thomas J. Herzfeld


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                        THOMAS J. HERZFELD ADVISORS, INC.

                       POLICY STATEMENT ON INSIDER TRADING


SECTION I. POLICY STATEMENT ON INSIDER TRADING

      A.    Policy Statement on Insider Trading

            Thomas J. Herzfeld Advisors, Inc. (the "Adviser") forbids any director, officer or employee from trading, either personally or on behalf of a Client Account, on material nonpublic information, or communicating material nonpublic information to other persons in violation of the law. This conduct is frequently referred to as "insider trading". The Adviser's policy applies to every director, officer and employee and extends to activities within and outside their duties for the Adviser. Every officer and employee must read and retain a copy of this policy statement. Any questions regarding the Adviser's policy and procedures should be referred to the Chief Compliance Officer.

            The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

            While the law concerning insider trading is not static, it is generally understood that the law prohibits:

                  i) trading by an insider, while in possession of material nonpublic information, or

                  ii) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

                  iii)  communicating material nonpublic information to others.

            The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the Adviser's Chief Compliance Officer, Cecilia Gondor, or her successor.

            2. Who is an Insider?

            The concept of "insider" is broad. It includes partners and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Adviser may become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.


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            3. What is Material Information?

            Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that managing members and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

            Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

            4. What is Nonpublic Information?

            Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

            5. Basis for Liability.

                  i)    fiduciary duty theory

                        In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella
                        v. U.S., 445 U.S. 22 (1980).

                        In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (i.e., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.


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                        However, in the "tippee" situation, a breach of duty
                        occurs only if the insider personally benefits, directly or indirectly from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

                  ii)   misappropriation theory

                        Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

            6. Penalties for Insider Trading

            Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

                  i)    civil injunctions

                  ii)   treble damages

                  iii)  disgorgement of profits

                  iv)   jail sentences

                  v) fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted, and

                  vi) fines for the employer or other controlling person of up to the greater of $1,000,00 or three times the amount of the profit gained or loss avoided.


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            In addition, any violation of this policy statement can be expected to result in serious sanctions by the Adviser, including dismissal of the persons involved.

SECTION II. PROCEDURES TO IMPLEMENT INSIDER TRADING POLICY

            The following procedures have been established to aid the officers and employees of Thomas J. Herzfeld Advisors, Inc. to avoid insider trading, and to aid the Adviser in preventing, detecting and imposing sanctions against insider trading. Every officer and employee of the Adviser must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Adviser's Chief Compliance Officer.

            1. Identifying Inside Information

            Before trading for yourself or others, including Client Accounts, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

                  i) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially effect the market price of the securities if generally disclosed?

                  ii) Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

            If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

                  iii) Report the matter immediately to the Chief Compliance Officer.

                  iv) Do not purchase or sell the securities on behalf of yourself or others, including Client Accounts.

                  v) Do not communicate the information inside or outside the Adviser, other than to the Chief Compliance Office.

                  vi) After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

            2. Personal Security Trading. All officers and employees of the Adviser (other than managing members and employees who are required to report their securities transactions to a registered investment company in accordance with a Code of Ethics) shall submit to the compliance officer, on a quarterly basis, a report of every securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the managing member or employee), and Funds of which they are trustees or in which they have a beneficial interest have participated, or at such lesser intervals as may be required from time to time. The report shall include the name of the security, date of the transaction, quantity, price, and broker-dealer through which the transaction was effected. All managing members and employees must also instruct their broker(s) to supply the Chief Compliance Officer, on a timely basis, with duplicate copies of confirmations of all personal securities transactions and copies of all periodic statements for all securities accounts.

            3. Restricting Access to Material Non-public Information. Any information in your possession that you identify as material and non-public may not be communicated other than in the course of performing your duties to anyone, including persons within your company, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted.

            4. Resolving Issues Concerning Insider Trading. If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

SECTION III. SUPERVISION

            The role of the Chief Compliance Officer is critical to the implementation and maintenance of this Statement on Insider Trading. These supervisory procedures can be divided into two classifications, (1) the prevention of insider trading, and (2) the detection of insider trading.

            1.    Prevention of Insider Trading:

            To prevent insider trading the Chief Compliance Officer should:

            (a) answer promptly any questions regarding the Statement on Insider Trading;

            (b) resolve issues of whether information received by an officer or employee is material and non-public;

            (c) review and ensure that officers and employees review, at least annually, and update as necessary, the Statement on Insider Trading; and

            (d) when it has been determined that an officer or employee has material non-public information,

                  (i) implement measures to prevent dissemination of such information, and

                  (ii) if necessary, restrict officers, directors, and employees from trading the securities. 2. Detection of Insider Trading:

            To detect insider trading, the Chief Compliance Officer should:

            (a) review the trading activity reports filed by each officer and employee, to ensure no trading took place in securities in which the Adviser has material non-public information;

            (b) review the trading activity of the mutual funds managed by the Adviser;

            (c) coordinate, if necessary, the review of such reports with other appropriate officers, members, trustees or employees of the Adviser and any mutual funds managed by the Adviser.

            3. Special Reports to Management:

            Promptly, upon learning of a potential violation of the Statement on Insider Trading, the Chief Compliance Officer must prepare a written report to management of the Adviser, and provide a copy of such report to the board of directors of the any mutual funds managed by the Adviser, providing full details and recommendations for further action.

            4. Annual Reports:

            On an annual basis, the Chief Compliance Officer of the Adviser will prepare a written report to the management of the Adviser, and provide a copy of such report to the board of directors of the any mutual funds managed by the Adviser, setting forth the following:

            (a) a summary of the existing procedures to detect and prevent insider trading;

            (b) full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

            (c) an evaluation of the current procedures and any recommendations for improvement.

            The Undersigned has read, understands and agrees to abide by the foregoing Insider Trading Policy and has retained a copy of the said document.

Date:                          Signature:
     ------------------                   --------------------------------------

                                                                       EXHIBIT A

                                 CODE OF ETHICS

                             INITIAL HOLDINGS REPORT

To the Chief Compliance Officer of The Herzfeld Caribbean Basin Fund, Inc. and Thomas J. Herzfeld Advisors, Inc.

            1. I hereby acknowledge receipt of a copy of the Code of Ethics and Insider Trading Policy for The Herzfeld Caribbean Basin Fund, Inc.(the "Fund") and Thomas J. Herzfeld Advisors, Inc. (the "Adviser").

            2. I have read and understand the Code and recognize that I am subject thereto in the capacity of an "Access Person."

            3. Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Fund, such as any economic relationship between my transactions and securities held or to be acquired by the Fund or any of its series.

            4. As of the date below I had a direct or indirect beneficial ownership interest in the following securities:

                                                             Type of Interest
Name of Securities       Number of Shares                  (Direct or Indirect)
------------------       ----------------                  --------------------


            5. As of the date below, the following is a list of all brokers, dealers or banks with whom I maintain an account in which securities are held for my direct or indirect benefit:

                                                             Type of Interest
Firm                     Account                           (Direct or Indirect)
----                     -------                           --------------------


Date:                           Signature:
      ------------------                   -------------------------------------
                                Print Name:
                                            ------------------------------------
                                Title:
                                       -----------------------------------------
                                Employer's Name:
                                                --------------------------------

                                                                       EXHIBIT B

                                 CODE OF ETHICS

                             ANNUAL HOLDINGS REPORT

To the Chief Compliance Officer of The Herzfeld Caribbean Basin Fund, Inc. and Thomas J. Herzfeld Advisors, Inc.

            1. I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an "Access Person."

            2. I hereby certify that, during the year ended December 31, ____, I have complied with the requirements of the Code and I have reported all securities transactions required to be reported pursuant to the Code.

            3. Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Fund, such as any economic relationship between my transactions and securities held or to be acquired by the Fund or any of its Series.

            4. As of December 31, ____, I had a direct or indirect beneficial ownership interest in the following securities:

                                                             Type of Interest
Name of Securities       Number of Shares                  (Direct or Indirect)
------------------       ----------------                  --------------------


            5. As of the December 31, ____ the following is a list of all brokers, dealers or banks with whom I maintain an account in which securities are held for my direct or indirect benefit:

                                                             Type of Interest
Firm                     Account                           (Direct or Indirect)
----                     -------                           ---------------------


Date:                           Signature:
      ------------------                   -------------------------------------
                                Print Name:
                                            ------------------------------------
                                Title:
                                       -----------------------------------------
                                Employer's Name:
                                                --------------------------------

                                                                       EXHIBIT C

                         SECURITIES TRANSACTIONS REPORT
                  FOR THE CALENDAR QUARTER ENDED: _____________

To the Chief Compliance Officer of The Herzfeld Caribbean Basin Fund, Inc. and Thomas J. Herzfeld Advisors, Inc.

            During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics adopted by the Fund.

   SECURITY
  (including                                                                 BROKER/
interest rate                                        NATURE OF                DEALER
 and maturity                         DOLLAR        TRANSACTION              OR BANK
   date, if      DATE OF    NO. OF   AMOUNT OF   (Purchase, Sale,            THROUGH
 applicable)   TRANSACTION  SHARES  TRANSACTION       Other)       PRICE  WHOM EFFECTED
-------------  -----------  ------  -----------  ----------------  -----  -------------










During the quarter referred to above, the following accounts were established by me in which securities were held for my direct or indirect benefit:

         FIRM NAME           DATE THE ACCOUNT WAS
(of broker, dealer or bank)       ESTABLISHED      ACCOUNT NUMBER
---------------------------  --------------------  --------------

            This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

            Except as noted on the reverse side of this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Fund, such as the existence of any economic relationship between my transactions and securities held or to be acquired by the Fund or any of its series.


Date:                           Signature:
      ------------------                   -------------------------------------
                                Print Name:
                                            ------------------------------------
                                Title:
                                       -----------------------------------------
                                Employer's Name:
                                                 -------------------------------